Exhibit (d)(23)

                                 ALLEGIANT FUNDS
                SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

         This SECOND AMENDEMENT TO INVESTMENT ADVSORY AGREEMENT (the "First Amendment") dated as of May 16, 2006, by and between ALLEGIANT FUNDS, a Massachusetts business trust, located in King of Prussia, Pennsylvania (the "Trust") and ALLEGIANT ASSET MANAGEMENT COMPANY, located in Cleveland, Ohio (the "Adviser").

         The parties hereby agree that in the Advisory Agreement dated March 6, 1998, with respect to the Core Equity, Limited Maturity Bond and Total Return Advantage Funds (the "Investment Advisory Agreement"):

         1. NAME OF THE PARTIES. All references to Armada Funds and National City Investment Management Company in the Investment Advisory Agreement shall be deemed to refer to Allegiant Funds and Allegiant Asset Management Company, respectively.

         2. NAME OF PORTFOLIOS. All references to the Core Equity Fund in the Investment Advisory Agreement shall be deemed to refer to the Large Cap Core Equity Fund.

         3. COMPENSATION. The first paragraph of Section 8 of the Investment Advisory Agreement is amended and restated in its entirety to read as follows:

         "8. COMPENSATION. For services provided and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser from the assets belonging to the Funds and the Adviser will accept as full compensation therefore fees, computed daily and paid monthly, at the following rates: 0.75% the average daily net assets of the Large Cap Core Equity Fund of $0 to less than $1 billion; 0.70% the average daily net assets of the Fund of $1 billion to less than $1.5 billion; 0.65% the average daily net assets of the Fund of $1.5 billion and over; 0.45% the average daily net assets of the Limited Maturity Bond Fund; and 0.55% the average daily net assets of the Total Return Advantage Fund."

         4. DEFINITIONS. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have their respective defined meanings ascribed to them in the Investment Advisory Agreement.

         5. MISCELLANEOUS. Except to the extent expressly amended by this Second Amendment, the Investment Advisory Agreement shall remain unchanged and in full force and effect. References therein to "this Agreement," "hereby," "herein," and the like shall be deemed to refer to the Investment Advisory Agreement, as amended by this Second Amendment. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                            ALLEGIANT FUNDS


                                            By:  /s/  Kathleen T. Barr
                                               ---------------------------------
                                            Title:  Chief Administrative Officer


                                            ALLEGIANT ASSET MANAGEMENT COMPANY


                                            By: /s/ Joseph C. Penko
                                               ---------------------------------
                                            Title:  Managing Director